EXHIBIT 10.14
**CONFIDENTIAL TREATMENT REQUESTED**
LICENSE AGREEMENT
     THIS AGREEMENT, dated as of January 10, 2006, is between NGTV (“Licensor”), and iN DEMAND L.L.C. (“Licensee”).
     The Deal Terms set forth below, the Standard Terms and Conditions attached hereto as Exhibit A, and the Delivery Information attached hereto as Exhibits B and C are referred to collectively herein as this “Agreement”. All references to this Agreement shall be deemed to include all of the foregoing. Except as expressly set forth in these Deal Terms, in the event of a conflict between any provision of the Deal Terms and any provision of the Standard Terms and Conditions, the terms of the Deal Terms shall govern to the extent of any such conflict.
     In consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
          DEAL TERMS
1.	Program: “Program” shall mean each of the following programs: 52 weekly programs during the Term of programs comprised of entertainment news and programming, including, without limitation, uncensored celebrity interviews and music videos. The name of the Programs shall be “No Good TV.”

Each Program shall be of high production quality.

2.	Launch Date: The date on which Licensee first Exhibits a Program hereunder, which shall be on or around July 4, 2006.

3.	Term: Commencing as of the date hereof and ending one (1) year from the Launch Date; provided, however, that any time after the six (6) month anniversary of the Launch Date, either party may terminate this Agreement on at least 60 days’ prior written notice to the other party hereto.

4.	Live or Tape: Taped.

5.	Running Time: With respect to each Program, not less than 3 hours and 45 minutes and not more than 3 hours and 57 minutes.

6.	Ratings and Content Advisories: TV-MA, L, S.

7.	Rights: With respect to each Program, the non-exclusive right to authorize the Exhibition of such Program during its License Period within the Territory on a Pay-Per-View Basis (other than via direct broadcast satellite distribution), provided that Licensee shall have the exclusive right to authorize the Exhibition of such Program through Affiliated Systems (other than via direct broadcast satellite distribution) during such Program’s License Period on a Pay-Per-View Basis. Upon the execution of this Agreement, and from time-to-time thereafter, Licensee shall provide Licensor with a list of Affiliated Systems. For purposes of clarification, with respect to each Program, Licensor retains and reserves to itself all rights not granted to Licensee and such rights may be exercised,

**CONFIDENTIAL TREATMENT REQUESTED**
marketed and exploited by Licensor concurrently with and throughout the Term of this Agreement, including without limitation, the right to grant any third party that is not an Affiliated System to Exhibit the version(s) of such Program made available to Licensee hereunder by means of Non-Standard Television during such Program’s License Period, provided that any such grant shall be subject to Section 3(d) of the Standard Terms and Conditions.

Licensee shall have the non-exclusive right to Exhibit each Program as part of its currently untitled SVOD service (the “SVOD Package”). If Licensee makes its SVOD Package commercially available on or before the Launch Date, then, commencing with the Launch Date, Licensee shall have the right, but not the obligation, to make Licensor’s programming available as part of the SVOD Package. Provided that Licensee provides Licensor with at least ninety (90) days’ notice that it is making Licensor’s programming available as part of the SVOD Package, Licensor shall provide, and Licensee shall Exhibit, a minimum of **** hours of programming for the SVOD Package each month. In the event that Licensee desires to include more than **** hours of programming from Licensor in the SVOD Package, then Licensee shall provide Licensor with at least sixty (60) days’ prior written notice of such increase. The Programs to be included in the SVOD Package will be selected by Licensor. One hundred percent (100%) of Licensor’s programming included in the SVOD Package will be refreshed every **** weeks, provided that Licensee agrees that it shall provide Licensor with the opportunity to refresh the Programs included in the SVOD Package at least as frequently as any other supplier providing programming for inclusion in the SVOD Package.

8.	License Period: With respect to each Program Exhibited on a Pay-Per-View Basis, 90 days, commencing with the earlier of (i) its initial Exhibition hereunder or (ii) 10 days after Delivery of such Program.

9.	Territory: The United States of America and its commonwealths, territories and possessions (including, without limitation, the U.S. Virgin Islands, Puerto Rico, Guam and Saipan), the Bahamas, Bermuda, Jamaica, the Cayman Islands, Curacao, the Netherlands Antilles (including, without limitation, St. Maarten), the Dominican Republic, Anguilla and the West Indies.

10.	Exhibition Holdback Date: 90 days after the end of the License Period.

11.	Promotion Holdback Date: 75 days after the end of the License Period.

12.	Delivery Date: With respect to each Program to be Exhibited on a Pay-Per-View Basis, 5 business days prior to the first Exhibition of such Program.

13.	Delivery: With respect to each Program, not later than the Delivery Date therefor, Licensor shall deliver to Licensee a taped, post-produced version of such Program as provided in the Standard Terms and Conditions and Exhibit B hereto. In addition, with respect to each Program, not later than the Delivery Date therefor, Licensor shall deliver
****Material Omitted Pursuant to Request for Confidential Treatment; Material Has Been Filed Separately with the Securities and Exchange Commission.

**CONFIDENTIAL TREATMENT REQUESTED**
to Licensee a fact sheet consisting of a rundown of such Program. Licensor, at its option, shall have the right, subject to Licensee’s reasonable technical specifications, upon at least sixty (60) days’ prior notice to Licensee, to deliver the Programs to Licensee via fiber in lieu of tape.

14.	Exhibition Commitment: During the Term, Licensee shall (a) Exhibit no less than **** “All Day Ticket” (“ADT”) each week on **** as shall be mutually agreed upon in writing by Licensor and Licensee, and Licensee agrees to consider a **** ADT if, in the exercise of its good faith business decision, it makes economic sense for Licensee to do so, and (b) Exhibit the premiere and encore of each Program in back-to-back blocks on Thursday or such other day as shall be mutually agreed upon in writing by Licensor and Licensee.

15.	Suggested Retail Price: With respect to each Program Exhibited on a Pay-Per-View Basis, $4.95.

16.	License Fee Payable to Licensor (SVOD Package): With respect to each Program Exhibited as part of the SVOD Package, subject to the applicable Standard Terms and Conditions, the monthly License Fee for Programs included in the SVOD Package shall equal (i) $**** for each hour of Programs included in the SVOD Package multiplied by (ii) the number of Subscribers to the SVOD Package on the first day of the month of such Program’s Exhibition.

17.	License Fee Payable to Licensor (Pay-Per-View Basis): With respect to each Program Exhibited on a Pay-Per-View Basis, subject to the applicable Standard Terms and Conditions (including, without limitation, the payment terms), the License Fee for such Program shall be determined as follows:
(a)	with respect to Exhibitions on a VOD Basis, the greater of: (i) **** % of Gross Receipts, or (ii) $**** less applicable sales and use taxes; and

(b)	with respect to Exhibitions on a non-VOD Basis (i.e., linear pay-per-view), the greater of: (i) **** % of Gross Receipts, or (ii) $**** less applicable sales and use taxes.

(c)	Licensee shall retain as a distribution fee an amount equal to the sum of (i) **** percent (**** %) of Gross Receipts with respect to Exhibitions of Program(s) on a non-VOD Basis and (ii) **** percent (**** %) of Gross Receipts with respect to Exhibitions on a VOD Basis; it being understood that Licensee, at its expense, shall encode all Programs Exhibited by Licensee on a VOD Basis.
****Material Omitted Pursuant to Request for Confidential Treatment; Material Has Been Filed Separately with the Securities and Exchange Commission.

**CONFIDENTIAL TREATMENT REQUESTED**
(d)	In the event that at any time during the Term, Licensee eliminates the channel associated with its ADT programming and, as a result, is unable to fulfill its ADT obligation to Licensor as set forth in Section 14 above, then the Guaranteed License Fee and the amount of the letter of credit (or other mutually agreed upon security instrument) shall, effective as of the date of such elimination, be reduced to $****.
18.	Guaranteed License Fee. No portion of the License Fee payable to Licensor pursuant to Sections 16 and 17 above shall be payable to Licensor until such time that the Programs, in the aggregate, have generated sufficient Gross Receipts and SVOD Package revenues for Licensee to recoup a distribution fee equal to at least $250,000 for each calendar quarter (the “Guaranteed License Fee”), provided that if the Launch Date occurs on other than the first day of a calendar quarter or the expiration or termination of this Agreement occurs on other than the last day of a calendar quarter, then the Guaranteed License Fee for such calendar quarter shall be prorated based on the number of days during such quarter that the Programs are provided for Exhibition hereunder. For purposes of determining whether Licensee has recouped the Guaranteed License Fee for any calendar quarter, the amount of SVOD Package revenues to be allocated to Licensee as a distribution fee shall be equal to (i) $**** for each hour of Programs included in the SVOD Package during such calendar quarter multiplied by (ii) the aggregate number of Subscribers to the SVOD Package during such quarter as determined pursuant to Section 16 above (i.e., the sum of the number of Subscribers to the SVOD Package on the first day of each month during such quarter). Such Guaranteed License Fee shall be cross-collateralized such that Licensor may apply amounts in excess of $250,000 retained by Licensee as a distribution fee for any given calendar quarter against the Guaranteed License Fee due for future calendar quarters. No later than sixty (60) days prior to the Launch Date, Licensor, for the benefit of Licensee, shall secure a letter of credit or other mutually agreed upon security instrument in the amount of $250,000. If, for any calendar quarter during the Term, the sum of (i) the Gross Receipts, (ii) the SVOD Package revenues, and (iii) any amounts cross-collateralized as set forth in the preceding sentence, are insufficient for Licensee to recoup a distribution fee at least equal to the Guaranteed License Fee, and Licensor fails to pay the difference between the Guaranteed License Fee and the distribution fee recouped by Licensee for such quarter within five (5) business days of receipt of the Accounting Statement (as defined in the Standard Terms and Conditions) for the last month in such calendar quarter, then Licensee shall have the right to make a draw under the letter of credit (or other security instrument).

19.	Payment Terms: With respect to each Program, subject to the Standard Terms and Conditions, the date five (5) business days after the end of each Accounting Period therefor. “Accounting Period” shall mean, with respect to each Program: (a) a period commencing on the date on which such Program is first Exhibited on a Pay-Per-View Basis hereunder and ending on the date sixty (60) days thereafter (or, if such date is not the last day of a calendar month, the last day of the calendar month in which such date
****Material Omitted Pursuant to Request for Confidential Treatment; Material Has Been Filed Separately with the Securities and Exchange Commission.

**CONFIDENTIAL TREATMENT REQUESTED**
occurs); and (b) each calendar month thereafter for so long as there are monies due and owing Licensor hereunder. Notwithstanding the foregoing, with respect to each Program, no License Fee shall be payable to Licensor until (i) the execution and delivery of this Agreement, (ii) delivery by Licensor of a copy of the endorsement of insurance with coverage as set forth in Section 22 of these Deal Terms, and (iii) until such time that Licensee has recovered its closed-captioning costs related to such Program.

20.	Sponsorship: While traditional advertising (i.e., interruption of programming for the insertion of thirty (30) or sixty (60) -second advertising spots) shall not be permitted without Licensee’s prior written approval, Licensor shall be entitled to include sponsorships (including product placement and signage of Licensor and its sponsors) in (and in conjunction with) any Program. Without Licensee’s prior written consent, Licensor shall not sell entitlement sponsorships in the prohibited categories identified in Exhibit D hereto. For the avoidance of doubt, Licensor’s product placement and signage shall not be subject to such prohibitions.

21.	Late Fees and Other Costs. In the event that, after delivery of a Program to Licensee, and subject to Section 6(c) of the Standard Terms and Conditions, Licensor makes any changes in any Program or its promotion (including cancellation), Licensor is responsible for all costs associated with these delays and/or changes including but not limited to editing, audio, communications (e.g., telecopies) and delivery of material, and shall pay to Licensee an amount equal to such costs not later than fifteen (15) days after Licensee’s delivery of documentation evidencing such costs. Notwithstanding anything herein to the contrary and without in any way limiting Licensee’s rights and remedies hereunder or otherwise including, without limitation, in an action at law to recover damages with respect to each Program if such Program is cancelled by or on behalf of Licensor or any performer for any reason, within thirty (30) days of such cancellation, Licensor will remit to Licensee the sum of $25,000, together with an amount equal to all amounts paid by Licensee for the marketing and promotion of such Program (such aggregate amount being herein referred to as the “Cancellation Fee”). In addition, with respect to each Program, Licensee will charge Licensor the following fees in the event of late delivery, or failure to comply with the terms hereof, with respect to the following: (i) 30-second video spot and any other advertising and publicity material, $25,000; and (ii) any tape of each Program hereunder, $25,000.

22.	Insurance Requirements: Not later than the Launch Date, Licensor shall procure and maintain in full force and effect standard producer’s liability (errors and omissions) insurance covering the Programs throughout the Territory with minimum limits of at least One Million Dollars ($1,000,000) for any claim arising out of a single occurrence and Three Million Dollars ($3,000,000) for all claims in the aggregate, which insurance shall include title coverage for the Programs and shall be written on either: (A) an occurrence basis, in which event it shall remain in full force and effect until the end of the License Period and may not be permitted to lapse, or (B) a claims-made basis, in which event it shall remain in full force and effect until the end of the License Period, shall cover any claims made at any time until the end of such License Period and shall include an extended reporting period of no less than one year after the expiration of such License Period and may not be permitted to lapse.

**CONFIDENTIAL TREATMENT REQUESTED**
Such insurance policy: (a) shall be issued by a nationally recognized insurance carrier; (b) may not be cancelled without sixty (60) days prior written notice to Licensee; (c) shall not carry a deductible larger than Fifty Thousand Dollars ($50,000); (d) shall name as an additional insured “iN Demand L.L.C.”; (e) shall name Licensor as a named insured or as an additional insured; and (f) shall be primary and not contributing to or in excess of any such insurance maintained by Licensee or its members or affiliates for the benefit of Licensee.

23.	Notices: All notices, statements, and other documents required to be given in writing shall be by personal (or messenger) delivery, by registered or certified mail, or by overnight delivery service with instructions for overnight delivery (except as herein otherwise expressly provided) and shall be addressed as provided below (or such other addresses as may be designated in writing by either party). Notice given by personal (or messenger) delivery, by registered or certified mail or by overnight delivery shall be deemed given upon receipt.

Licensee:	Licensor:
iN Demand L.L.C.	NGTV
345 Hudson Street, 17th Floor	9944 Santa Monica Blvd.
New York, New York 10014	Beverly Hills, CA 90212
Attention: Senior Vice President,	Attention: President
Business Affairs and General Counsel

With a separately delivered copy to:

Attention: Senior Vice President, Programming and Development
24.	General: Capitalized terms not otherwise defined in these Deal Terms shall have the respective meanings assigned thereto in the Standard Terms and Conditions. Exhibits A, B, C and D attached hereto are hereby incorporated herein and made a part hereof. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

**CONFIDENTIAL TREATMENT REQUESTED**
     Please confirm Licensor’s agreement with the above by obtaining the appropriate signature and returning both copies of this Agreement for countersignature. This Agreement will become effective only when signed and delivered by both parties hereto.

NGTV	iN DEMAND L.L.C.

By: Jay Vir	By:	/s/ Michael Berman

Title: Co-President	Title: EVP

Date: January 10, 2006	Date: January 10, 2006

**CONFIDENTIAL TREATMENT REQUESTED**
EXHIBIT A
to
Agreement dated as of January 10, 2006
by and between NGTV (“Licensor”)
and iN DEMAND L.L.C. (“Licensee”)
Standard Terms and Conditions
1.	DEFINITIONS
     In addition to the words, terms and phrases defined elsewhere in this Agreement, the words, terms and phrases (and variations thereof) defined in this Section 1 shall, for the purposes of this Agreement, have the meanings ascribed to them below.
     (a) Accounting Statement shall have the meaning assigned to such term in Section 3(b) of these Standard Terms and Conditions.
     (b) Affiliated Systems shall mean, with respect to each Program, the systems and other entities affiliated with Licensee (excluding, for the avoidance of doubt, any direct broadcast satellite distributor) that distribute such Program by means of Non-Standard Television on a Pay-Per-View Basis.
     (c) Exhibition shall mean distribution, transmission, display, exhibition, exploitation, projection or performance, and Exhibit shall mean to cause the Exhibition.
     (d) Gross Receipts shall mean, with respect to each Program Exhibited on a Pay-Per-View Basis, all monies actually received by the Affiliated Systems for each viewing of such Program by Program Subscribers on a Pay-Per-View Basis pursuant to the rights herein granted, less applicable sales and use taxes. Gross Receipts shall be, at all times, subject to retroactive adjustment for refunds, credits, settlements, allowances, rebates, corrections and other similar purposes. Such retroactive adjustments may be implemented by Licensee’s withholding appropriate amounts from such License Fees as become payable pursuant to subsequent Accounting Statements following the relevant retroactive adjustment, provided that Licensee itemizes such adjustments on the Accounting Statement(s) in which they are taken. All overpayments not recovered from amounts otherwise payable for the month in which such matters are first reflected in an Accounting Statement may be carried forward or backward (at Licensee’s election) and, if at the end of the Term, any overpayments remain, Licensor shall make immediate payment to Licensee of any amounts shown to be due to Licensee.
     (e) Home Video Devices shall mean videocassettes and videodiscs that, as sold or rented, themselves physically embody (without need for further transfer of data or further activation or other authorization from outside the home into the home) a motion picture or other programming for exhibition by means of a playback device which causes a visual image to be seen on the screen of a television receiver, which cassettes and discs are intended for sale or rental to the general public for use in the home and are physically transported to the home. No electronic or other non-tangible transmission of programming to the home from a source outside the home for taping, recording or other storage on tape, disc, or any other means of data

**CONFIDENTIAL TREATMENT REQUESTED**
retention for subsequent replay shall constitute the Exhibition of such programming by means of Home Video Devices, nor shall an Exhibition of programming in the home that requires activation or authorization from outside the home constitute the Exhibition of such programming by means of Home Video Devices.
     (f) License Fee shall mean, with respect to each Program, the license fee set forth with respect to such Program in the Deal Terms, which shall depend on whether it is Exhibited on a Pay-Per-View Basis or as part of the SVOD Package, and which shall be payable in accordance with Section 3 of these Standard Terms and Conditions.
     (g) Non-Standard Television shall mean any and all forms of television Exhibition, whether now existing or developed in the future, other than Exhibition by means of Standard Broadcast Television. Non-Standard Television shall include, without limitation, Exhibition by means of cable, wire or fiber of any material, over-the-air pay or STV in any frequency band, any and all forms of electronic or other non-tangible transmission (including, without limitation, the Internet) for Exhibition or for taping, recording or other storage on tape, disc or any other means of data retention for subsequent exhibition (whether by the Internet or any other electronic or non-tangible distribution medium), master antenna, satellite master antenna, high definition transmission, closed-circuit transmission, single and multi-channel multi-point distribution service and satellite transmission directly to TVROs, all on a subscription, pay-per-view, license, rental, sale or any other basis.
     (h) Pay-Per-View Basis shall mean the mode of Exhibition of a Program by means of Non-Standard Television in which a Subscriber elects to view such Program (alone or in combination with other programming) and is charged a fee for such viewing (which fee may be in payment for multiple Exhibitions of such Program (and/or combination of programming, as the case may be), regardless of whether any such Exhibition occurs at a regularly scheduled time, or on a VOD Basis, but not on an SVOD Basis. Pay-Per-View Basis shall also include: (i) the mode of Exhibition of a Program by means of Non-Standard Television in which a person employed by an Affiliated System elects to view such Program (alone or in combination with other programming) in the course of such person’s employment, but is not charged a fee for such viewing; and (ii) the mode of Exhibition of a Program by means of Non-Standard Television in which a Subscriber elects to view such Program but is not charged a fee for such viewing on a limited promotional basis, provided that such Exhibition does not occur on a service that is made available on a periodic basis of more than twenty-four (24) hours.
     (i) Person shall mean any natural person, corporation, partnership, joint venture, association, trust, governmental agency or any other entity whatsoever.
     (j) Physical Materials shall have the meaning assigned to such term in Section 4(a) of these Standard Terms and Conditions.
     (k) Program Subscriber shall mean, with respect to each Program, a Subscriber that elects to view such Program on a Pay-Per-View Basis as authorized by Licensee or the applicable Affiliated System, and receives and pays for such viewing.

**CONFIDENTIAL TREATMENT REQUESTED**
     (l) Related Agreement shall have the meaning assigned to such term in Section 3(d) of these Standard Terms and Conditions.
     (m) Standard Broadcast Television shall mean Exhibition by means of UHF or VHF television broadcast, the video and audio portions of which are intelligibly receivable without charge by means of standard home rooftop or television set built-in antennas.
     (n) Studio shall mean Licensee’s playback and uplink facilities at the Comcast Media Center in Littleton, Colorado, or such other facility in the Territory as Licensee shall designate.
     (o) Subscriber shall mean a customer of Licensee or of an Affiliated System acting with the authorization of Licensee.
     (p) SVOD Basis shall mean the mode of Exhibition of a group of Programs offered to Subscribers where, for a fixed fee, the Subscriber can watch a selection of all or a portion of such Programs with “on demand” functionality over a set period of time as often as desired on a subscription basis.
     (q) Transfer House shall mean such professional video transfer house or houses as Licensee shall designate, if any; provided, however, that in the absence of such designation the Transfer House shall be the Studio.
     (r) Video Reproductions shall have the meaning assigned to such term in Section 4(a) of these Standard Terms and Conditions.
     (s) VOD Basis shall mean the mode of Exhibition of a Program in which a Subscriber elects to view such Program, which Exhibition occurs on an “on demand basis” (i.e., at a time or times of such individuals’ choosing, which time or times are not regularly scheduled), but shall not include Exhibition on an SVOD Basis.
2.	LICENSE
     (a) Exhibition.
          (i) Licensee shall pay and have sole responsibility for all costs related to the uplink and transmission of the Programs to the Affiliated Systems for Exhibition hereunder, including, without limitation, encoding the Programs to be Exhibited on a VOD Basis or an SVOD Basis.
          (ii) Without derogating from Licensee’s rights and remedies hereunder or otherwise, the parties acknowledge and agree that Licensee shall have the right to reject any Program at any time if such Program does not conform to the running time and/or rating and content advisories set forth in the Deal Terms and/or to the other applicable provisions of the Deal Terms.
     (b) Advertising and Promotion. Licensor also hereby grants to Licensee, with respect to each Program, the right and license to:

**CONFIDENTIAL TREATMENT REQUESTED**
          (i) use (and authorize the use of) the title of such Program solely for the purpose of advertising, exploiting and publicizing such Program, its Exhibition hereunder and the services of Licensee and the Affiliated Systems;
          (ii) use (and authorize the use of), including, without limitation, reproduce (and authorize the reproduction of), the advertising and publicity material provided by Licensor provided that such use and/or reproduction shall be in accordance with Licensor’s instructions with respect to the same; and
          (iii) advertise, publicize and promote (and authorize the advertising, publicizing and promotion of) such Program, its Exhibition hereunder and the availability of such Program from Licensee and the Affiliated Systems, but Licensee shall not, for such purposes, utilize excerpts of more than three (3) minutes from such Program.
     (c) Holdbacks. With respect to each Program, Licensor shall not itself, and shall not authorize or permit (other than pursuant to the rights and licenses granted herein and except as provided otherwise herein) any Person to: (i) on or prior to the Exhibition Holdback Date therefor, Exhibit any version (including, but not limited to, all foreign language, cut and edited versions and those produced for media other than Non-Standard Television) of such Program so as to be receivable within the Territory by any means or media, or (ii) on or prior to the Promotion Holdback Date therefor, promote or announce any such Exhibition. The foregoing notwithstanding and consistent with the rights reserved by Licensor, with respect to each Program, Licensor may authorize any third party that is not an Affiliated System to Exhibit and promote the version(s) of such Program made available to Licensee hereunder, by means of Non-Standard Television (other than the Internet).
     (d) Postponement. Without derogating from Licensor’s obligations hereunder and without limiting Licensee’s rights and remedies hereunder or otherwise, if the occurrence or Exhibition of any Program is delayed or postponed, Licensee shall have the option (and not the obligation) to Exhibit such Program on a later date or dates agreed upon by the parties hereto upon the terms and conditions set forth herein. Licensor shall promptly notify Licensee of any event which may delay or postpone any Program and will keep Licensee advised regarding the status thereof.
3.	LICENSE FEES; STATEMENTS AND PAYMENTS
     (a) In consideration of the rights and license granted to Licensee hereunder and Licensor’s agreements and obligations herein with respect to each Program, Licensee shall pay to Licensor, with respect to each Program, an amount, to be paid and accounted for in accordance with this Section 3, equal to the License Fees collected by Licensee from the Affiliated Systems with respect to such Program. Each such payment shall be by check(s) mailed to Licensor at the address set forth in the Deal Terms not later than the time(s) set forth in Section 3(b) below.
     (b) With respect to each Program and, for Programs Exhibited on an SVOD Basis, with respect to the SVOD Package, not later than the date five (5) business days after the end of each Accounting Period for which License Fees are collected with respect to such Program or

**CONFIDENTIAL TREATMENT REQUESTED**
SVOD Package, as applicable, Licensee shall send to Licensor a statement in such form as Licensee shall reasonably designate (“Accounting Statement”) setting forth with respect to each Affiliated System for such Accounting Period: (i) the number of individual purchases of such Program by Program Subscribers on a Pay-Per View Basis as reported by such Affiliated System, broken down separately for Exhibitions on a non-VOD Basis and on a VOD Basis; (ii) the retail price(s) for such Program on a Pay-Per-View Basis as reported by such Affiliated System, broken down separately for Exhibitions on a non-VOD Basis and on a VOD Basis; (iii) the Gross Receipts for such Program reported by such Affiliated System, broken down separately for Exhibitions on a non-VOD Basis and on a VOD Basis; the (iv) the number of Subscribers to the SVOD Package on the first day of each month and the number of hours that each Program was Exhibited as part of the SVOD Package; and (v) License Fees for such Program and SVOD Package, as applicable, during such Accounting Period. The amount shown to be due Licensor shall be paid concurrently with the rendition of the respective Accounting Statement. All payments hereunder shall be made in U.S. Dollars. All Accounting Statements and payments shall be addressed to Licensor at the address set forth in the Deal Terms. Any unpaid License Fees shall accrue interest at a rate of one percent (1%) per month or the highest lawful rate, whichever is less, from the due date until payment is received by Licensor. Licensee shall be liable to Licensor for all reasonable out-of-pocket costs incurred by Licensor (which, for the avoidance of doubt, shall not include any overdue amounts, together with any interest due thereon) in connection with the collection of any such overdue amounts (not to exceed $50,000).
     (c) Records and Audit Rights. (i) With respect to each Program, including each Program included in the SVOD Package, Licensee shall keep at its main offices books of account directly relating to the Exhibition of such Program hereunder (which books of account are herein referred to as “Records”), which shall be kept in no less detail than and at the same place as such Records are customarily kept by Licensee.
          (ii) With respect to each Program and the SVOD Package, during the Term and for a period of two (2) years thereafter, Licensor may, at its own expense, but not more than once annually and only upon not less than fifteen (15) days’ prior written notice, cause the audit of the applicable Records at the aforesaid offices solely in order to verify any Accounting Statement. Such audit may only be conducted by a firm of CPAs reasonably approved by Licensee. Any such audit shall be conducted only during reasonable business hours and in such manner as not unreasonably to interfere with the normal business activities of Licensee and shall not continue for more than ten (10) business days. Licensor’s right to examine Licensee’s Records is limited to the Accounting Statements for the applicable Program that have been furnished within twelve (12) months prior to such audit, and no statement may be audited more than once. Under no circumstances shall Licensor have the right to examine Records relating to any other picture or program licensed by Licensee or Records relating to Licensee’s business generally, or to examine any books or records of any Affiliated System. Any item that Licensee accepts in an accounting from an Affiliated System shall be binding upon Licensor. Licensor shall furnish to Licensee a copy of any report of such audit within thirty (30) days after Licensor’s receipt thereof.
          (iii) Subject to the remainder of this clause (iii), each Accounting Statement shall be final and conclusive upon Licensor from and after the date twelve (12) months after the date of receipt of such Accounting Statement. Both parties shall be forever barred from

**CONFIDENTIAL TREATMENT REQUESTED**
maintaining or instituting any action or proceeding based upon, or otherwise relating to, any transaction had by Licensee or any Affiliated System or their respective permitted assignees or licensees, in connection with any Program, or the accuracy of any item embraced by or reflected on any Accounting Statement rendered hereunder, unless written objection thereto shall have been delivered to the other party within twelve (12) months after the date of receipt of such Accounting Statement on which such transaction or item was first reflected and unless such action or proceeding is commenced within six (6) months after delivery of such written objection (or the expiration of the applicable statute of limitations, if earlier).
     (d) No Less Favorable Terms.
          (i) If Licensor or any third party under the control of Licensor shall enter into an agreement or other arrangement regarding any Program(s) which, together with any Related Agreement(s), contains any **** which are more favorable to any **** (including, without limitation, ****), or similar licensee or distributor, of such Program(s) than any corresponding terms hereof applicable to Licensee, Licensor shall have the obligation immediately to inform Licensee and provide Licensee a written form of such term(s), which shall also include any conditions related to such more favorable grant. With respect to any such more favorable terms referred to in this Section 3(d)(i), if Licensee so elects, such more favorable terms shall be immediately incorporated herein and made a part hereof; provided, that if any such more favorable term is available to such **** only on condition that certain bona fide, material term(s) are satisfied, which are term(s) that Licensee is reasonably capable of complying with, and that have not been created with the purpose or effect of discriminating against Licensee or frustrating the intent of this Section 3(d)(i), then Licensor shall be entitled to condition Licensee’s acceptance of such more favorable term(s) on Licensee’s compliance with such bona fide material terms.
          (ii) If Licensor or any third party under the control of Licensor shall enter into an agreement or other arrangement regarding any Program(s) which, together with any Related Agreement(s), contains any **** which are more favorable to any **** (including, without limitation, ****), or similar licensee or distributor, of such Program(s) than any corresponding terms hereof applicable to the ****, Licensor shall have the obligation immediately to inform Licensee and provide Licensee a written form of such terms, which shall also include any material conditions related to such more favorable grant (other than conditions meant to frustrate the purpose of this Section). For purposes of the foregoing, Licensor should assume that the amount of Gross Receipts retained by the **** with respect to each Program hereunder is ****. With respect to any such more favorable terms referred to in this Section 3(d)(ii), if Licensee so elects, such more favorable terms shall be immediately incorporated herein and made a part hereof; provided, that if any such more favorable term is available to such **** only on condition that certain bona fide, material term(s) are satisfied, which are term(s) that **** is reasonably capable of complying with, and that have not been created with the purpose or effect of discriminating against **** or frustrating the intent of this Section 3(d)(ii), then Licensor shall be entitled to condition Licensee’s acceptance of such more favorable term(s) on Licensee’s compliance with such bona fide material terms. If such more favorable terms are
****Material Omitted Pursuant to Request for Confidential Treatment; Material Has Been Filed Separately with the Securities and Exchange Commission.

**CONFIDENTIAL TREATMENT REQUESTED**
not terms with which Licensee, as a ****, is reasonably capable of complying (e.g., providing a ****), then, at Licensee’s request, Licensor agrees to negotiate with the owner or operator of any interested **** for similar rights on terms and conditions at least as favorable as the terms and conditions granted to such ****.
          (iii) Without derogating from Licensor’s obligations hereunder, at Licensee’s request, Licensor shall deliver to Licensee a written certification from a senior officer of Licensor stating whether Licensor has entered into an agreement covered by the provisions of this Section 3(d). As used herein, “Related Agreement” shall mean any transaction or agreement or other arrangement that relates to or affects, or was entered into in conjunction with, any Program(s) and/or the exhibition or other distribution thereof.
4. PHYSICAL MATERIALS
     (a) Physical Materials. With respect to each Program, not later than the Delivery Date therefor, Licensor shall deliver to the Transfer House (or as otherwise directed in Exhibit B hereto), at Licensor’s cost and expense the materials related to such Program as set forth in Exhibit B hereto, which in each case meet the programming and technical specifications set forth in Exhibit B hereto (such items being herein collectively referred to as the “Physical Materials”). The Physical Materials shall be held in the name of Licensor for the sole purpose of preparing therefrom at Licensee’s expense (and Licensor shall authorize the Transfer House, if any, to prepare, on Video Material stock owned or to be owned by Licensee, and immediately release) for Licensee’s use hereunder one (1) set of NTSC video materials for such Program. Licensee shall have the right to prepare, at Licensee’s expense, from the video materials produced at the Transfer House, such additional video materials of such Program as Licensee shall require for its use hereunder (all such video materials referred to in this sentence and the preceding sentence, together with any video reproductions of the Programs delivered by Licensor directly to the Studio for use by Licensee being hereinafter referred to collectively as “Video Reproductions”). Without limiting the generality of the rights granted to Licensee herein, Licensee shall have the right to encode and uplink the Video Reproduction(s) for transmission to authorized exhibitors hereunder. Licensee is not granted the right to possess or Exhibit any Physical Materials.
     (b) Quality of Delivery. Upon delivery of the Physical Materials specified in this Agreement, Licensee shall examine such Physical Materials to determine their technical acceptability for transmission. Unless Licensor is notified otherwise within seventy-two (72) hours of delivery, all Physical Materials shall be deemed acceptable to Licensee. If Licensor receives timely notice of a material defect in said Physical Materials, Licensor shall remedy such defect or substitute applicable Physical Materials of the same Program at no additional cost until Licensee has approved such Physical Materials. Without derogating from any other obligation of Licensor hereunder, Licensor’s delivery to the Studio of acceptable Physical Materials for each Program on or prior to the Delivery Date therefor pursuant to Section 4(a) of these Standard Terms and Conditions is of the essence of this Agreement. In the event that Licensor does not deliver acceptable Physical Materials for any Program on or prior to the Delivery Date therefor pursuant to Section 4(a) of these Standard Terms and Conditions,
****Material Omitted Pursuant to Request for Confidential Treatment; Material Has Been Filed Separately with the Securities and Exchange Commission.

**CONFIDENTIAL TREATMENT REQUESTED**
without derogating from Licensee’s other rights and remedies hereunder or otherwise with respect thereto, Licensee may terminate this Agreement with respect to the affected Program(s).
     (c) Screening Cassettes. With respect to each Program, Licensor shall deliver to Licensee for screening purposes as soon as possible, but in no event later than the Delivery Date therefor, two (2) videocassettes of the final version of such Program.
     (d) Costs. All costs, including, without limitation, shipping and forwarding charges and insurance, of transporting and returning the Physical Materials, if any, shall be borne by Licensor.
     (e) Security. Licensee shall employ such security systems and procedures as may be reasonable and feasible to prevent theft, pirating, unauthorized exhibition, copying or duplication of the Video Reproductions; provided, however, that Licensee shall not hereby be required to prohibit or prevent the recording, copying or duplication of the Exhibition of any Program by any recipient thereof. Licensee shall not authorize the use of any of the Video Reproductions for private screenings, except that Licensee may permit: (i) screenings by its executives and the executives of its parent company, (ii) screenings by the press for the purpose of critical review, (iii) screenings by members of Licensee’s programming, scheduling, marketing and research staffs, and (iv) screenings by executives of those distribution systems, program services and motion picture industry executives with which Licensee does or may do business.
     (f) Storage and Degaussing. With respect to each Program, after the end of the License Period therefor, each Video Reproduction for such Program shall, at Licensee’s option, either be degaussed or placed by Licensee at its own expense in a secure storage area, as to which Licensee shall provide Licensor an ongoing and exclusive right of access, subject only to Licensee’s rights subsequently to elect to degauss such Video Reproduction or to so retain it for reuse in the event of a subsequent relicense of such Program.
5. ADVERTISING AND PUBLICITY
     (a) Advertising by Licensee.
          (i) Delivery. With respect to each Program, in connection with the rights granted to Licensee pursuant to Section 7 of the Deal Terms, Licensor shall deliver to Licensee, not later than the Delivery Date therefor or as otherwise set forth on Exhibit C hereto, at no cost to Licensee, the advertising and publicity material for such Program set forth on Exhibit C hereto that Licensor has available with respect to such Program. No advertising material delivered by or on behalf of Licensor with respect to a Program shall include and/or contain any reference to any program other than such Program, or any reference to the name and/or logo (other than the logo of Licensor) of any third party, without the prior written consent of Licensee.
          (ii) Restrictions. With respect to each Program, Licensee shall comply with any and all reasonable and customary restrictions imposed upon Licensor (consistent with the rights and licenses granted hereunder to Licensee) as to the advertising and billing of such Program in accordance with such advertising and billing instructions as Licensor shall have furnished to Licensee in writing on or prior to the earlier of: (i) the first date on which Licensor

**CONFIDENTIAL TREATMENT REQUESTED**
delivers any materials required to be delivered pursuant to Section 5(a) of these Standard Terms and Conditions with respect to such Program and (ii) the Delivery Date therefor. No advertising created by or under the control of Licensee in connection with any Program shall constitute an express endorsement of any product by Licensor or by any person associated with such Program.
     (b) Advertising by Licensor. Licensor shall use reasonable efforts to advertise, publicize and promote the Pay-Per-View Exhibition of each Program on a national and local basis in accordance with the parameters pre-approved by Licensee. Licensor shall spend and document to Licensee that it has spent not less than $1 million (other than cross channel advertising) during the Term in marketing and public relations to promote the NGTV brand and the Exhibition of the Programs hereunder. Licensor shall not advertise or promote any Program in any manner which denigrates the exhibition of any Program or any other programming on a Pay-Per-View Basis hereunder.
     (c) Licensee’s Marks. The names and marks “iND” and “iN DEMAND”, and the names of certain of Licensee’s programs and promotions, are the exclusive property of Licensee. Licensor shall not and shall not acquire any proprietary or other rights therein by reason of this Agreement. Licensor shall not, without Licensee’s prior written approval, use or authorize the use of Licensee’s name, logo(s), trademarks and/or service marks for any purpose without Licensee’s prior written approval (in each case exercisable in Licensee’s sole discretion).
     (d) Licensor’s Marks. The names and marks “NGTV” and “No Good TV”, and the names of certain of Licensor’s programs and promotions (collectively, the “Marks”), are the exclusive property of Licensor. Licensee shall not and shall not acquire any proprietary or other rights therein by reason of this Agreement. Other than as set forth herein, Licensee shall not, without Licensor’s prior written approval, use or authorize the use of Licensor’s name, logo(s), trademarks and/or service marks for any purpose without Licensor’s prior written approval (in each case exercisable in Licensor’s sole discretion). Licensee shall submit to Licensor for approval any of Licensee’s promotional materials mentioning or using the Marks and publicity about Licensee or the Programs (other than materials provided by Licensor to Licensee). Uses of the Marks in routine promotional materials such as program guides, program listings and bill stuffers, once approved by Licensor, shall be deemed approved for all subsequent uses unless Licensor specifically notifies Licensee to the contrary.
6. CUTTING, EDITING, INTERRUPTIONS AND WITHDRAWAL
     (a) Licensee shall not make any modifications, deletions, cuts or alterations in or to the final version of any Program without the prior approval of Licensor, except that with respect to each Program, Licensee may, in Licensee’s discretion, do any one or more of the following:
(i) digitize, compress, encode or otherwise technologically modify the signal containing such Program, so long as the quality of the Exhibition as perceived by the average view is not affected thereby;
(ii) insert a voice-over audio announcement simultaneously with such Program’s closing credits, identifying program(s) to be exhibited by Licensee,

**CONFIDENTIAL TREATMENT REQUESTED**
and/or compress or reposition the closing credits of such Program and insert in the remaining portion of the screen a promotion of other programming;
(iii) superimpose upon such Program at the beginning of such Program (i.e., within the first minute of such Program), such Program’s rating and/or content advisories, the availability of closed captioning and the logo of Licensee or an Affiliated System; and
(iv) permit the viewer of the Exhibition of such Program, at such viewer’s discretion, to stop, pause, accelerate, slow, reverse or resume such Exhibition.
     (b) Licensee shall not delete the copyright notice or credits from the main or end title of any Program, provided that any inadvertent deletion of such notice or credits shall not be a breach of this Agreement. Notwithstanding the foregoing, Licensee shall indemnify the Licensor Indemnified Parties as provided in Section 8(b) of these Standard Terms and Conditions for any such deletion, regardless of whether it was inadvertent.
     (c) The parties hereto acknowledge that from time to time Licensor may deem it necessary to withdraw one or more Programs from Exhibition hereunder and Licensor reserves the right to withdraw any Program if, in Licensor’s sole and absolute discretion, the Exhibition of the Program hereunder could result in a claim being made against Licensor or any of its affiliated companies, the Exhibition of the Program is prohibited by order of a court or other governmental authority, or the Program cannot, for reasons beyond Licensor’s control (e.g., an Event of Force Majeure), be made available to Licensee for transmission hereunder (“Withdrawal Event”). In the event a Program is withdrawn hereunder, Licensor shall also withdraw the Program from all other distributors in the Territory to the extent such withdrawal is required by the Withdrawal Event. In the event of any withdrawal Licensor shall endeavor to notify Licensee, in writing, at least seven (7) days prior to Exhibition. Upon written notification by Licensor of the withdrawal of any Program, the rights granted herein in and to such Program shall terminate with respect to such Program, and no further Exhibitions hereunder shall be made of such Program. In the event of a withdrawal hereunder. Licensor and Licensee shall agree to a comparable substitute program for the one so withdrawn. Licensee shall have no claim against Licensor based upon Licensor’s withdrawal of any Program in accordance with this Section 6(c).
7. REPRESENTATIONS AND WARRANTIES
     (a) Licensor’s Warranties: Licensor represents and warrants to, and covenants with, Licensee with respect to each Program that:
          (i) Licensor is a California corporation and the person executing this Agreement on its behalf is duly authorized to do so, and Licensor is authorized and has the power to enter into and perform its obligations under this Agreement, including, without limitation, the power to prohibit the Exhibitions to Affiliated Systems (other than by Licensee) as contemplated by Section 2(c) of these Standard Terms and Conditions; Licensor owns or controls the right to Exhibit, publicize, reproduce, and otherwise derive revenue from such Program in the manner and form provided in this Agreement, free and clear of any and all liens, claims or encumbrances; Licensor has the right to grant the rights granted herein; and such Program has not been licensed and will not be licensed for Exhibition contrary to the provisions

**CONFIDENTIAL TREATMENT REQUESTED**
of this Agreement; and Licensor is not and will not be subject to any agreement or obligation which is or might be inconsistent herewith or interfere with Licensee’s full enjoyment of the rights granted to Licensee hereunder; and
          (ii) Licensee shall have no obligation with respect to any fees or commissions to any agent or representative of Licensor or any performer; and payment to Licensor shall fully discharge Licensee of any payment obligation regarding each performer’s services hereunder; and
          (iii) Such Program has been produced in accordance with all applicable laws, regulations and collective bargaining agreements; and such Program (and each of the performances contained therein) is in all respects in compliance with all applicable laws, regulations and collective bargaining agreements; and
          (iv) Licensor shall on a timely basis make all payments which may become due or payable under any applicable guild or union collective bargaining agreement or under any other contract by reason of the exhibition of such Program hereunder; and neither Licensee nor any Affiliated System or service with which Licensee does business shall have any responsibility or liability for any services, deferments, obligations or claims made for services provided or performed by, or rights granted to, any Person in connection with such Program, nor any responsibility or liability for the making of payments to or on behalf of any Person (including, without limitation, any union, guild, actor, writer, director, producer, craftsman, performer or governmental agency) by virtue of the use made of such Program hereunder, any trailer or other elements supplied by Licensor or any non-film material supplied by Licensor, all residual and other payments to any such Person being the sole responsibility and obligation of Licensor; and
          (v) Other than the music performance rights licenses as addressed in clause (vi) below, Licensor has obtained all necessary music clearances and licenses in connection with the production of the Programs (including, without limitation, music publishing and synchronization rights and licenses) and has made all payments required in connection therewith; and Licensor has obtained any and all necessary releases from the performers in such Program, and shall also be responsible for having adequately informed the audience, if any, that such Program is being recorded for commercial exploitation and distribution (and/or being distributed live for commercial exploitation and distribution, as the case may be), and for obtaining from any and all performers and participants (including audience members, if any) all required releases of any right to be excluded from the final production; and
          (vi) The non-dramatic music performance rights necessary for the uses of such Program licensed hereunder (and for the uses of the advertising or publicity materials supplied by Licensor in connection therewith) are: (A)(I) controlled by American Society of Composers, Authors and Publishers, Broadcast Music, Inc., or SESAC, Inc. and (II) available for direct license by Licensee from the publisher(s) controlling such rights; (B) owned by or licensed to Licensor so that no additional clearance of, or payment with respect to, such rights is required for the uses of such Program licensed hereunder; or (C) in the public domain; and
          (vii) Such Program is validly registered for copyright protection in the U.S. and will remain so protected during its License Period; and

**CONFIDENTIAL TREATMENT REQUESTED**
          (viii) There are no claims, litigation or other legal proceedings pending or threatened relating to such Program or the rights granted herein that would adversely affect the rights granted to Licensee hereunder; and
          (ix) The first day of the License Period for such Program is the date of the first Exhibition of such Program so as to be receivable within the Territory by any means or media.
     (b) Licensee’s Warranties. Licensee represents and warrants to and covenants with Licensor that:
          (i) Licensee is a Delaware limited liability company and the person executing this Agreement on its behalf is duly authorized to do so, and Licensee is authorized and has the power to enter into and perform its obligations under this Agreement; and
          (ii) Licensee has the power and authority to cause the exhibitors of the Programs hereunder, including without limitation, the Affiliated Systems, to comply with the terms hereof applicable to such exhibitors and to perform their obligations hereunder.
8. INDEMNIFICATION
     (a) Licensor assumes liability for, and shall indemnify, defend, protect, save and hold harmless Licensee and each member therein and division thereof, and their respective parents, subsidiary and affiliated divisions and companies, distributors, licensees and permitted assigns, and the respective shareholders, directors, officers, employees and agents of the foregoing (the “Licensee Indemnified Parties”) from and against any and all claims, actions, suits, costs, liabilities, judgments, obligations, losses, penalties, expenses or damages (including, without limitation, reasonable legal fees and expenses) (“Costs”) of whatsoever kind and nature imposed on, incurred by or asserted against any of the Licensee Indemnified Parties, arising out of any breach or, solely with respect to third party claims, alleged breach by Licensor of any representation or warranty or covenant made, or obligation assumed, by Licensor pursuant to this Agreement. The provisions of this Section 8(a) shall apply, without limitation, to claims brought by Licensee against Licensor. Without limiting the foregoing, Licensor shall indemnify the Licensee Indemnified Parties from and against any and all Costs that any Program (or any element thereof), its title or any advertising or publicity materials supplied by Licensor in connection therewith, contains any language or material which is obscene, libelous, slanderous or defamatory or, when used as permitted hereunder, violates or infringes upon, or gives rise to any adverse claim with respect to, any common-law or other right whatsoever (including, without limitation, any copyright, trademark, service mark, literary, dramatic or motion picture right, right of privacy or publicity, contract right or moral rights of authors) of any Person, or violates any law.
     (b) Licensee assumes liability for, and shall indemnify, defend, protect, save and hold harmless Licensor, its parents, subsidiary and affiliated companies and their respective parents, subsidiaries and affiliated companies, grantors and permitted assigns, and the respective shareholders, directors, officers, employees and agents of the foregoing (the “Licensor Indemnified Parties”) from and against any and all Costs of whatsoever kind and nature imposed on, incurred by or asserted against any of the Licensor Indemnified Parties, arising out

**CONFIDENTIAL TREATMENT REQUESTED**
of any breach or, solely with respect to third party claims, alleged breach by Licensee of any representation, warranty or covenant made, or obligation assumed, by Licensee pursuant to this Agreement. The provisions of this Section 8(b) shall apply, without limitation, to claims brought by Licensor against Licensee.
     (c) In order to seek or receive indemnification hereunder in cases involving third-party claims:
          (i) The party seeking indemnification (the “Indemnitee”) must have promptly notified the other (the “Indemnitor”) of any claim or litigation of which it is aware to which the indemnification relates, provided that the Indemnitor’s obligations shall not be affected by any delay or failure in providing such notice unless the Indemnitee reasonably demonstrates that the defense or settlement of the claim was materially prejudiced thereby; and
          (ii) With regard to any claim or litigation to which the Indemnitor itself is not a party, the Indemnitee must have afforded the Indemnitor the opportunity to participate in any compromise, settlement, litigation or other resolution or disposition of such claim or litigation.
9. BANKRUPTCY
     If either party hereto should:
     (a) file a petition, answer or consent seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended (the “Bankruptcy Code”), or any other applicable Federal or State bankruptcy law or other similar law (“Any Bankruptcy Law”); or
     (b) consent or become subject to the institution of proceedings under Any Bankruptcy Law or to the filing of any petition thereunder or to the appointment of, or taking possession by, a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official of it or of any substantial part of its property; or
     (c) fail generally to pay its debts as such debts become due or otherwise become insolvent; or
     (d) take any corporate action in furtherance of any aforesaid action; or
     (e) become the subject of a decree or order by a court having jurisdiction in the premises for relief in respect of it (and such decree or order shall continue unstayed and in effect for a period of sixty (60) consecutive days): (i) under Any Bankruptcy Law, (ii) appointing a receiver, liquidator, assignee, trustee, sequestrator or similar official of it or of any substantial part of its property, or (iii) ordering the winding-up or liquidation of its affairs; or
     (f) pursuant to Any Bankruptcy Law have its rights hereunder become exercisable by a trustee or debtor-in-possession who elects to reject this Agreement;
the other party hereto shall, at its option, have the right to terminate this Agreement immediately by sending written notice of such termination, whereupon all such party’s obligations hereunder shall cease. In addition to any other rights and remedies available hereunder, if this Agreement is

**CONFIDENTIAL TREATMENT REQUESTED**
assumed in the course of either party’s bankruptcy case by a trustee or debtor-in-possession pursuant to Section 365 of the Bankruptcy Code (such party being herein referred to as the “Bankrupt Party”), the other party hereto shall be entitled to recover as a part of the default to be cured by such trustee or debtor-in-possession any reasonable legal fees and expenses paid or incurred by such other party in attempting to remedy a breach by such Bankrupt Party hereunder prior to such Bankrupt Party’s filing of a petition under the Bankruptcy Code and/or in effecting an assumption of this Agreement by such Bankrupt Party’s trustee or debtor-in-possession.
10. CONFIDENTIALITY
     Neither Licensor nor Licensee shall disclose to any third party (other than their respective employees, in their capacity as such) any information with respect to the financial terms and provisions of this Agreement, nor shall Licensor disclose to any third party (other than its employees, in their capacity as such) any information to which Licensor or Licensor’s employees or auditors gains access in connection with the provisions of Section 3(c) of these Standard Terms and Conditions, except: (a) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event the party making such disclosure shall so notify the other and shall seek confidential treatment of such information, (b) as part of its normal reporting or review procedure to its parent company, its partners, its auditors and its attorneys, provided, however, that such parent company, partners, auditors and attorneys agree to be bound by the provisions of this Section 10, and (c) in order to enforce its rights pursuant to this Agreement in a legal proceeding. In addition, Licensor shall not make, and shall not authorize, any initial press release or other initial announcement regarding the existence of this Agreement or any of the terms hereof without the prior written consent of Licensee.
11. GENERAL PROVISIONS
     (a) Assignment. This Agreement may not be assigned by Licensee or Licensor, either voluntarily or by operation of law, without the prior written consent of the other, and any such assignment shall not relieve the assignor of its obligations hereunder, except that Licensor may assign its rights to receive payments from Licensee, provided that: (i) a copy of such assignment is delivered to Licensee, (ii) Licensee shall not be obligated to make payments or disbursements to more than one entity, (iii) such assignment is duly acknowledged by an authorized officer of Licensor and (iv) a non-disturbance letter from such assignee satisfactory in form and substance to Licensee in its sole discretion is delivered to Licensee. Notwithstanding the foregoing, either Licensor or Licensee may assign this Agreement or any of its rights hereunder, without the other’s consent, to any entity with which it may be merged or consolidated or which acquires all or substantially all of its assets, provided that such entity with which it is merged or consolidated or which acquires all or substantially all its assets agrees in writing to assume all of its obligations under this Agreement. Any purported assignment or transfer by either party of any of its rights or obligations under this Agreement other than in accordance with the provisions of this Section 11(a) shall be void.
     (b) Copyright. With respect to each Program, prior to the commencement of the License Period for such Program, Licensor shall register, or cause to be registered, the copyright in such Program with the United States Copyright Office and, if the original copyright for such Program is not registered in Licensor’s name, evidence of the recordation in the Copyright

**CONFIDENTIAL TREATMENT REQUESTED**
Office of the transfer from the owner of the copyright in such Program to Licensor, directly or indirectly, of ownership of such rights granted to Licensee under this Agreement or such other evidence of a license of such rights to Licensor as Licensee shall deem satisfactory. Licensor shall execute such licenses, assignments and/or instruments as Licensee may from time to time deem necessary or desirable to evidence, maintain, protect, enforce or defend its right or title in or to each and any Program. Licensor hereby irrevocably appoints Licensee the true and lawful attorney-in-fact of Licensor to execute, verify, acknowledge and deliver any and all such licenses, assignments and/or instruments which Licensor shall fail or refuse to execute, verify, acknowledge or deliver and Licensor hereby acknowledges that such appointment is coupled with an interest.
     (c) Force Majeure.
          (i) Neither party hereto shall be liable to the other for any delay or default in, or failure of, performance, including Licensee’s inability to transmit and exhibit any Program(s), which delay, default or failure results from any act, cause, contingency or circumstance beyond the control of such party (“Event of Force Majeure”), including, without limitation, any governmental action, nationalization, expropriation, seizure, embargo, regulation, order or restriction (whether federal or state), war (whether or not declared), civil commotion, disobedience or unrest, insurrection, public strike, riot or revolution, lack or shortage of or inability to obtain any labor, machinery, materials, fuel, supplies or equipment from normal sources of supply, strike, work stoppage or slow-down, lockout or other labor dispute, fire, flood, drought or other natural calamity, damage or destruction to plant, laboratory and/or equipment, satellite transmission failure, uplink and/or head end failure, or any other accident, condition, cause, contingency or circumstance (including, without limitation, acts of God) within or without the Territory beyond the control of such party, and no such delay or default in, or failure of performance shall constitute a breach by either party hereunder. The License Period and any time period specified herein for the performance of any party of any act hereunder shall be extended by the period of any delay caused by an Event of Force Majeure. Each of Licensee and Licensor shall promptly notify the other of any Event of Force Majeure which may delay or prevent such party’s full performance and will keep the other party advised regarding the status thereof.
          (ii) Without limiting the generality of the foregoing, neither Licensor nor Licensee shall be in breach of this Agreement if any Program(s) (or a significant portion of any Program) is not transmitted or delivered: (A) to the Studio for any reason beyond Licensor’s control; or (B) from the Studio to Program Subscribers for any reason beyond the control of Licensee or any Affiliated System; or (C) if the initial broadcast of any Program(s) runs longer than the running time provided for in the Deal Terms, and any Affiliated System’s addressable controllers shut off such Program(s). In addition, in the event of any occurrence described in the immediately preceding clauses (A) or (B), Licensee shall have no liability to make payments hereunder. In the event of any occurrence described in the immediately preceding clause (C), Licensee and/or the Affiliated Systems may make appropriate adjustments (as determined by Licensee and/or the Affiliated Systems) in the pay-per-view fees to be paid by Program Subscribers for such Program(s), and Licensee shall notify Licensor of any such adjustments as soon as practicable. In addition, Licensee shall promptly notify Licensor if any event occurs which may preclude Licensee from receiving payments from the Affiliated Systems. Without

**CONFIDENTIAL TREATMENT REQUESTED**
limiting Licensee’s rights and remedies hereunder or otherwise, promptly upon Licensee’s request, Licensor shall refund any amount paid by Licensee to Licensor with respect to those Affiliated Systems that are providing refunds or credits to Program Subscribers for such Program(s).
     (d) Captions. The titles of the sections of this Agreement are for convenience only and shall not in any way affect the interpretation of this Agreement.
     (e) No Waiver. (i) No course of dealing between the parties shall operate as a waiver of any of either party’s rights under this Agreement. No delay or omission on the part of either party in exercising any right under this Agreement shall operate as a waiver of such right or any other right hereunder. No waiver shall be binding against the party asserted to have made such waiver unless it is in writing and signed by one otherwise authorized to execute this Agreement on behalf of such waiving party. A waiver by either party of any of the terms or conditions of this Agreement in any instance or a waiver by either party of any breach of this Agreement shall not be deemed or construed to be a waiver of such terms or conditions for the future or a waiver of any subsequent breach hereof. All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.
          (ii) Notwithstanding anything to the contrary set forth herein, in the event that this Agreement is executed and delivered subsequent to any date on which Licensor is required to deliver any item or take any action hereunder, the date by which such delivery or action is required to take place shall be delayed to the date five (5) business days after the execution and delivery of this Agreement.
     (f) Choice of Law. This Agreement and all matters or issues collateral hereto shall be governed by the laws of the State of New York applicable to contracts entered into and to be fully performed therein.
     (g) Survival.
          (i) All representations and warranties contained in this Agreement or made in writing by either party in connection herewith shall survive the execution and delivery of this Agreement and any investigation made by Licensee or Licensor or on their respective behalves, and such representations and warranties shall remain in effect so long as the party making such representations and warranties continues to have obligations hereunder.
          (ii) The provisions of Sections 8, 10 and 11 of these Standard Terms and Conditions shall survive the termination of this Agreement.
     (h) Merger. This Agreement constitutes the entire agreement between Licensor and Licensee with respect to the licensing by Licensee of the Programs hereunder, replaces and supersedes all previous agreements and understandings whether written or oral pertaining thereto, and may be changed or modified only by an agreement in writing signed by Licensor and Licensee.

**CONFIDENTIAL TREATMENT REQUESTED**
     (i) Severability. If any provision of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability: (i) shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, and (ii) shall affect neither such provision nor this Agreement in any other jurisdiction. If, moreover, any restriction or other provision of this Agreement shall for any reason be held to be too broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing such provision or restriction so as to be enforceable to the extent compatible with applicable law, the parties hereby agreeing that said restrictions and other provisions of this Agreement are fair and reasonable as at the date hereof. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     (j) Independent Contractors. Licensor and Licensee are independent contractors with respect to each other. Nothing herein shall create any association, partnership, joint venture, fiduciary or agency relationship between them. Nothing contained herein shall be deemed to create a specific fund of any Gross Receipts or Licensor’s share thereof, or with respect to any other sums, or to give Licensor a lien on the rights granted to Licensee or the proceeds derived by Licensee from the exercise of such rights or to preclude Licensee from commingling any Gross Receipts with other monies, and Licensor waives any right to claim to the contrary. Without limiting the generality of the foregoing, Licensee shall have no fiduciary obligation to Licensor, and Licensee shall not be deemed to have received any sums as an agent or fiduciary for Licensor’s account.
     (k) No Representation. Licensee has not made and shall not be required to make any representations or promises regarding the number of Program Subscribers who will order any Program, the amount of Gross Receipts which will be derived therefrom, or Licensor’s share of such Gross Receipts.
     (l) No Third Party Beneficiaries. Except as expressly provided to the contrary in Section 8 of these Standard Terms and Conditions, this Agreement is not for the benefit of any third party and shall not be deemed to give any right or remedy to any such party whether referred to herein or not.
     (m) Successors and Assigns. Subject to the provisions of Section 11(a) of these Standard Terms and Conditions, this Agreement shall inure to the benefit of each of the parties’ successors and assigns.
     (n) Joint Participation in Drafting this Agreement. The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the drafting, review and revision of this Agreement and that each party has had the benefit of its independent legal counsel’s advice with respect to the terms and provisions hereof and its rights and obligations hereunder. Each party hereto, therefore, stipulates and agrees that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another and that no

**CONFIDENTIAL TREATMENT REQUESTED**
party shall have the benefit of any legal presumption or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained in this Agreement.

**CONFIDENTIAL TREATMENT REQUESTED**
EXHIBIT B
to
Agreement dated as of January 10, 2006
by and between NGTV (“Licensor”)
and iN DEMAND L.L.C. (“Licensee”)
Physical Materials
The following are the technical specifications for the Physical Materials for each Program:
Basic Format: If delivered via tape, Digital Beta or D-3 full frame panned and scanned scene-to-scene color-corrected NTSC master conforming to all SMPTE standards. Video level is not to exceed 100 IRE. Chroma level is not to exceed 110 IRE.
Audio Configuration: Each master must have four channels of audio as follows:
Channel 1: Stereo/English/Left (or mono-mix)
Channel 2: Stereo/English/Right (or mono-mix)
Channel 3: Stereo/Spanish/Left (or mono-mix)
Channel 4: Stereo/Spanish/Right (or mono-mix)
In the event that stereo Spanish language tracks are not available, the audio configuration for Channels 3 and 4 shall be as follows (determined in descending order of preference):
1) Mono-mix Spanish language tracks on Channels 3 and 4
2) Channel 3: Stereo/English/Left; Channel 4: Stereo/English/Right
3) Mono-mix English language tracks on Channels 3 and 4
Licensor may not configure any channel so such channel consists solely of Music & effect.
Time Code: Continuous drop-frame time code on address track
Color Bars and Dolby Tone: 00:58:30.00 — 00:59:30.00
Start of program: 01:00:00.00
Rating and Content Advisories: Rating and Content Advisories are provided. All taping disclaimers such as FBI warnings and ratings should appear before 01:00:00.00 time code mark, eliminate slate if necessary. Note: “Reformatted to Fit Screen” slate is considered part of the feature and should be dubbed AFTER the 01:00:00.00 time code mark.
Closed-Captioning: Closed-captioning must be provided, and must be provided in line 21, field 1 of the Vertical Blanking Interval. Until Licensor notifies Licensee to the contrary, Licensee agrees to provide and insert closed captioning in each Program on Licensor’s behalf at Licensee’s cost, not to exceed $**** per Program. Licensee shall be responsible for any additional costs in connection with the insertion of closed captioning, including, without limitation, any set-up fees.
****Material Omitted Pursuant to Request for Confidential Treatment; Material Has Been Filed Separately with the Securities and Exchange Commission.

B-1

**CONFIDENTIAL TREATMENT REQUESTED**
Any tape provided not conforming to the above specifications will be returned for re-duplication at Licensor’s cost.
BOX LABEL INFORMATION:
1. Title
2. Reel # ___of ___
3. Program Rating
4. Time Code In of Audio/Video
5. Time Code Out of Audio/Video
6. Reel Duration
7. Program Duration
8. Audio Configuration (Stereo/Mono)
9. Dolby (Yes/No)
10. Closed-Captioned (Yes/No)
11. Second Language (Yes/No)

Program Delivery:	Comcast Digital Media Centers
4100 E. Dry Creek Road
Littleton, Colorado 80122
	Attention:	Ms. Karin Anderson
iN Demand Traffic Coordinator
	Telephone:	(303) 712-3339
	Telecopier:	(303) 267-7145

B-2

**CONFIDENTIAL TREATMENT REQUESTED**
EXHIBIT C
to
Agreement dated as of January 10, 2006
by and between NGTV (“Licensor”)
and iN DEMAND L.L.C. (“Licensee”)
Advertising Materials
If and only to the extent available for a particular Program, Licensor shall deliver, at no cost to Licensee, the following advertising and promotional materials with respect to each Program:
(i)	Camera-ready customizable ad slicks in various sizes;

(ii)	Camera-ready logo artwork for program guides and billstuffers

(iii)	35mm color slides and black and white 8x10 stills;

(iv)	Press kits including biographies of the performers, copylines, storylines, telemarketing scripts and on hold messages;

(v)	at least two (2) 30-second video spots and, if available, one 60-second video spot; and

(vi)	radio spots, posters and premium items.

C-1

**CONFIDENTIAL TREATMENT REQUESTED**
EXHIBIT D
to
Agreement dated as of January 10, 2006
by and between NGTV (“Licensor”)
and iN DEMAND L.L.C. (“Licensee”)
Prohibited Sponsor Categories
Alcoholic Beverages (Excluding Beer)
Firearms
Tobacco (including, but not limited to Cigars, Cigarettes and Smokeless Tobacco)
Gaming Websites or Establishment
Political Action Committees or Organizations
Political Candidates
Religious Organizations
Competitive Distribution Platforms (e.g., Direct TV, AT&T, Verizon, EchoStar)

D-1